PROPOSAL FOR INVESTMENT OF ADDITIONAL $150,000

1. Issuer:	Intellect Neurosciences, Inc (“Intellect”)

2. Purchasers:	[ ] and [ ], LLC (“Purchasers”)

3. Transaction Date:	October 27, 2010

4. Securities Issued:
Senior Secured Promissory Notes, aggregate principal amount of $150,000, due on or before October 27, 2013 (the “Notes”). Also, Intellect previously issued to one or both of the Purchasers shares of Series B Convertible Preferred Stock, Senior Secured Promissory Notes (the April 2010 Notes) and Warrants to purchase shares of Intellect common stock (all of the foregoing securities herein referred to as the “Previously Issued Equity Securities”) and previously entered into a Security Agreement with the Purchasers providing for a security interest in all of Intellect’s assets as collateral for the April 2010 Notes.

5. Aggregate Purchase Price:	$150,000

6. Interest Rate: 7. Conversion Price:	None The Notes will be convertible into shares of Intellect common stock at a price equal to $0.0025 per common share.

8. Note Events of Default:	Same as provided in the April 2010 Notes

9. Security Interest:	The Notes shall be secured on a pari passu basis with the April 2010 Notes by a first priority security interest in all of Intellect’s assets

10. Adjustment to Conversion and Strike Price
Intellect confirms that the applicable conversion or strike price of the Previously Issued Equity Securities held by the Purchasers and certain other holders shall be adjusted to $0.0025 per common share, except that the conversion price of previously issued and outstanding Series B Convertible Preferred Stock held by holders other than the Purchasers is not subject to adjustment as a result of the transactions contemplated herein.

The contents hereof are not to be deemed legally binding on any of the parties hereto. Further, any of the parties hereto may unilaterally terminate negotiations under this Term Sheet at any time or for any reason and the terminating party would have no liability of any kind to the other party.  Completion of any binding agreement is contingent upon all factors considered relevant by the parties hereto, and the execution of definitive agreements.

PURCHASERS:	COMPANY:

[ ]	INTELLECT NEUROSCIENCES, INC

By: ____________________________	By: /s/ ELLIOT MAZA, CFO

Date: 10/27/2010	Date: 10/27/2010

[ ]

By:_______________________________

Date: 10/27/2010